FOR IMMEDIATE RELEASE
Exhibit 99.1

Investors: Media:	Glen L. Ponczak (414) 524-2375 Kathyrn A. Campbell (414) 524-2085 Fraser Engerman (Media) (414) 524-2733	January 28, 2016

Johnson Controls reports double digit 2016 first quarter adjusted earnings per share improvement
MILWAUKEE, Jan. 28, 2016 -- For the first quarter of fiscal 2016, Johnson Controls (NYSE:JCI), a global multi-industrial company, reported net income from continuing operations of $450 million on $8.9 billion in revenues. Adjusted non-GAAP diluted earnings per share from continuing operations for the quarter were $0.82, up 11 percent from the prior year quarter. Prior year financial statements have been revised to reflect Global Workplace Solutions, a divested business, as discontinued operations.
Excluding transaction / integration / separation costs in the first quarter, continuing operations highlights include:

•
Net revenues of $8.9 billion versus $9.6 billion in Q1 fiscal 2015, due primarily to the deconsolidation of the Company’s Automotive Interiors business and foreign exchange, partially offset by incremental revenues from the Hitachi joint venture. Excluding the impact of these items, sales increased 2 percent.

•	Segment income from continuing operations of $788 million compared with $719 million a year ago, up 10 percent (up 15 percent excluding foreign exchange)

•	Segment income margins increased 130 basis points versus the fiscal 2015 first quarter (up 80 basis points excluding the impact of the Hitachi and Interiors joint ventures)

•	Diluted earnings per share of $0.82 were up 11 percent versus $0.74 in the same quarter last year

Non-recurring items that impacted reported Q1 2016 and Q1 2015 income from continuing operations include:
2016 first quarter (net charge of $0.13 per share)

•	Transaction, integration and separation costs of $101 million ($87 million after tax and non-controlling interest)

2015 first quarter (net charge of $0.02 per share)

•	Transaction and integration costs of $13 million ($12 million after tax)

"First quarter results continued our track record of sustained profitability improvements,” said Alex Molinaroli, Johnson Controls chairman, president and chief executive officer. “We delivered significant margin expansion in our Power Solutions and Automotive Experience businesses, are seeing positive signs of our North American growth investments in Building Efficiency, and continue to see increasing benefits from the Johnson Controls Operating System across the enterprise. We remain committed to consistent execution with a strong focus on our customers in order to deliver long-term shareholder value.”
Business results (Excluding transaction / integration / separation costs)
Building Efficiency sales in the fiscal first quarter of 2016 were $3.0 billion, up 18 percent versus the prior year first quarter. Excluding the incremental revenue associated with the Hitachi joint venture and the impact of foreign currency, revenues increased 1 percent as higher revenues in North America and Middle East were largely offset by lower revenues in Asia (excluding Hitachi), Latin America and Europe.
Orders in the quarter, excluding Hitachi and adjusted for foreign exchange, were 5 percent higher year-over-year. Order growth in North America and Asia, driven by share gains, was partially offset by softness in the Rest of World segment. The backlog of projects at the end of the quarter, adjusted for foreign exchange improved to level with prior year at $4.5 billion and North American bidding activity remained strong with the pipeline of order opportunities for the next six months up 7 percent versus the prior year.
Building Efficiency segment income was $180 million, up 10 percent (up 15 percent excluding foreign exchange) from $164 million in the fiscal 2015 first quarter as a result of incremental segment income from the Hitachi joint venture. Overall Building Efficiency segment margins in the fiscal 2016 first quarter decreased 50 basis points compared with last year. Excluding Hitachi, segment margins were level versus the prior year quarter.
As previously disclosed, effective October 1, 2015, the Company reorganized the reportable segments within its Building Efficiency business to align with its new management reporting structure and business activities. Details of this segment change and segment financial information revised on a comparable basis will be provided in a separate Form 8-K issued today.
Power Solutions sales in the fiscal first quarter of 2016 were $1.7 billion, down 6 percent versus the prior year quarter. Excluding the impact of foreign exchange and lower lead pass-throughs, sales increased 3 percent, with higher volumes in all regions including improved mix. Global shipments of AGM batteries for start-stop vehicles increased 41 percent compared with the prior year quarter.
Power Solutions segment income was $342 million, up 9 percent (15 percent excluding foreign exchange), versus $315 million in the fiscal 2015 first quarter due to higher volumes, lower lead prices, improved mix and productivity improvements. Segment margins were 19.7 percent in the quarter, up 260 basis points (up 70 basis points excluding foreign exchange and lead impact) from the prior year quarter.
In the month of December, Power Solutions experienced a first time ever record 1 million shipments of batteries in China, up 35 percent from the prior year December. The Company also held the groundbreaking for its previously announced third Power Solutions plant in China. This plant is expected to add 6.6 million units of capacity and be operational during fiscal 2017.
Automotive Experience revenues in the fiscal first quarter of 2016 were $4.2 billion, down 20 percent compared to the fiscal 2015 quarter, primarily due to the deconsolidation of the Interiors business. Excluding the impact of the Interiors deconsolidation and foreign exchange, sales grew 4 percent, generally in-line with global industry production. Revenues in China, which are primarily generated through non-consolidated joint ventures, increased 58 percent to $3.3 billion. Excluding the impact of the Interiors joint venture and adjusted for foreign exchange, revenues increased 11 percent, consistent with industry production which increased 13 percent versus last year.
Automotive Experience segment income was a first quarter record at $266 million, an increase of 11 percent versus the prior year first quarter. Excluding the impact of foreign exchange, segment income increased 15 percent in the quarter primarily due to higher seating volumes and operational efficiencies. Segment margins were up 180 basis points in the quarter (up 70 basis points adjusting for the impact of the deconsolidation of the Interiors joint venture).
During the quarter, the Company revealed that Adient will be the name of its automotive business after the entity is spun-off into a new publicly traded company, which is expected in October 2016. The Company noted the separation process is progressing on track. Automotive Experience also announced $850 million in new business awards as well as $750 million in replacement business secured within the previous six months.
Johnson Controls disclosed it expects earnings per diluted share of $0.80 - $0.83 in the second quarter of fiscal 2016. The Company also reaffirmed its guidance of $3.70 - $3.90 for fiscal 2016. Quarterly and fiscal year guidance excludes transaction, integration and separation costs and other non-recurring items. Estimated separation costs for Automotive Experience are $400 to $600 million in fiscal 2016.
Johnson Controls expects to resume its previously authorized share repurchase program in the second half of fiscal year 2016 and plans to repurchase $500 million before the end of the fiscal year.
In a joint press release earlier this week, Johnson Controls and Tyco International plc (NYSE: TYC) announced that they have entered into a definitive merger agreement under which Johnson Controls will combine with Tyco, a global fire and security provider, to create the multi-industrial leader in building products and technology, integrated solutions and energy storage. The transaction is expected to be completed by the end of fiscal 2016 and is subject to customary closing conditions, including regulatory approvals and approval by both Johnson Controls and Tyco shareholders.
“It is an unprecedented time at Johnson Controls. This fiscal year, we are making history as we continue to strengthen our position as a world-leading multi-industrial, while evolving our market-leading Automotive Experience business into what we believe will be an even more successful stand-alone company,” said Molinaroli. “The proposed merger of Johnson Controls and Tyco represents the next phase of our multi-industrial transformation, with its world-class fire and security businesses expected to further enhance our combined buildings platform. We are building on our great legacy as we form the foundations of two great companies, remaining committed to executing on our enterprise plan and delivering increasing growth, profitability and long-term shareholder value.”
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ABOUT JOHNSON CONTROLS
Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. Our 150,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and seating components and systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful. In 2015, Corporate Responsibility Magazine recognized Johnson Controls as the #14 company in its annual “100 Best Corporate Citizens” list. For additional information, please visit http://www.johnsoncontrols.com. Follow Johnson Controls Investor Relations on Twitter at www.twitter.com/JCI_IR.

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NO OFFER OR SOLICITATION
This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed transaction between Johnson Controls, Inc. (“Johnson Controls”) and Tyco International plc (“Tyco”), Tyco will file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a joint proxy statement of Johnson Controls and Tyco that also constitutes a prospectus of Tyco (the “Joint Proxy Statement/Prospectus”). Johnson Controls and Tyco plan to mail to their respective shareholders the definitive Joint Proxy Statement/Prospectus in connection with the transaction. INVESTORS AND SECURITY HOLDERS OF JOHNSON CONTROLS AND TYCO ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT JOHNSON CONTROLS, TYCO, THE TRANSACTION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Johnson Controls and Tyco through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC by Johnson Controls by contacting Johnson Controls Shareholder Services at Shareholder.Services@jci.com or by calling (800) 524-6220 and will be able to obtain free copies of the documents filed with the SEC by Tyco by contacting Tyco Investor Relations at Investorrelations@Tyco.com or by calling (609) 720-4333.

PARTICIPANTS IN THE SOLICITATION
Johnson Controls, Tyco and certain of their respective directors, executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the respective shareholders of Johnson Controls and Tyco in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Joint Proxy Statement/Prospectus when it is filed with the SEC. Information regarding Johnson Controls’ directors and executive officers is contained in Johnson Controls’ proxy statement for its 2016 annual meeting of shareholders, which was filed with the SEC on December 14, 2015. Information regarding Tyco’s directors and executive officers is contained in Tyco’s proxy statement for its 2016 annual meeting of shareholders, which was filed with the SEC on January 15, 2016.

Johnson Controls Cautionary Statement Regarding Forward-Looking Statements
Johnson Controls, Inc. has made statements in this document that are forward-looking and, therefore, are subject to risks and uncertainties. All statements in this document other than statements of historical fact are statements that are, or could be, “deemed "forward-looking statements”" within the meaning of the Private Securities Litigation Reform Act of 1995. In this document, statements regarding Johnson Controls’’ or the combined company’s future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” or terms of similar meaning are also generally intended to identify forward-looking statements. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls control, that could cause Johnson Controls’ or the combined company’s actual results to differ materially from those expressed or implied by such forward-looking statements, including, among others, risks related to: Johnson Controls and/or Tyco’s ability to obtain necessary shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all, any delay or inability of the combined company to realize the expected benefits and synergies of the transaction, changes in tax laws, regulations, rates, policies or interpretations, the loss of key senior management, anticipated tax treatment of the combined company, the value of the Tyco shares to be issued in the transaction, significant transaction costs and/or unknown liabilities, potential litigation relating to the proposed transaction, the risk that disruptions from the proposed transaction will harm Johnson Controls business, competitive responses to the proposed transaction, general economic and business conditions that affect the combined company following the transaction, the planned separation of the Automotive Experience business on business operations, assets or results, required regulatory approvals that are material conditions for proposed transactions to close, the strength of the U.S. or other economies, automotive vehicle production levels, mix and schedules, energy and commodity prices, the availability of raw materials and component products, currency exchange rates, and cancellation of or changes to commercial contracts. A detailed discussion of risks related to Johnson Controls business is included in the section entitled “Risk Factors” in Johnson Controls~~’~~’ Annual Report on Form 10-K for the fiscal year ended September 30, 2015 filed with the SEC on November 18, 2015 and available at www.sec.gov and www.johnsoncontrols.com under the “Investors” tab. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this document are only made as of the date of this document, unless otherwise specified, and, except as required by law, and Johnson Controls assumes no obligation, and disclaims any obligation, to update such statements to reflect events or circumstances occurring after the date of this document.
Statement Required by the Irish Takeover Rules
The directors of Johnson Controls accept responsibility for the information contained in this communication. To the best of the knowledge and belief of the directors of Johnson Controls (who have taken all reasonable care to ensure that such is the case), the information contained in this communication is in accordance with the facts and does not omit anything likely to affect the import of such information.
Centerview Partners LLC is a broker dealer registered with the United States Securities and Exchange Commission and is acting as financial advisor to Johnson Controls and no one else in connection with the proposed transaction. In connection with the proposed transaction, Centerview Partners LLC, its affiliates and related entities and its and their respective partners, directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Johnson Controls for providing the protections afforded to their clients or for giving advice in connection with the proposed transaction or any other matter referred to in this announcement.

Barclays Capital Inc. is a broker dealer registered with the United States Securities and Exchange Commission and is acting as financial advisor to Johnson Controls and no one else in connection with the proposed transaction. In connection with the proposed transaction, Barclays Capital Inc., its affiliates and related entities and its and their respective partners, directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Johnson Controls for providing the protections afforded to their clients or for giving advice in connection with the proposed transaction or any other matter referred to in this announcement.
NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION.
This communication is not intended to be and is not a prospectus for the purposes of Part 23 of the Companies Act 2014 of Ireland (the “2014 Act”), Prospectus (Directive 2003/71/EC) Regulations 2005 (S.I. No. 324 of 2005) of Ireland (as amended from time to time) or the Prospectus Rules issued by the Central Bank of Ireland pursuant to section 1363 of the 2014 Act, and the Central Bank of Ireland (“CBI”) has not approved this communication.

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January 28, 2016 Page 7 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Three Months Ended December 31,
	2015	2014

Net sales	$8,929	$9,624
Cost of sales	7,296	8,015
Gross profit	1,633	1,609

Selling, general and administrative expenses	(1,082)	(1,005)
Net financing charges	(68)	(71)
Equity income	136	102

Income from continuing operations before income taxes	619	635

Income tax provision	129	118

Net income from continuing operations	490	517

Income from discontinued operations, net of tax	—	29

Net income	490	546

Less: Income from continuing operations attributable to noncontrolling interests	40	36
Less: Income from discontinued operations attributable to noncontrolling interests	—	3

Net income attributable to JCI	$450	$507

Income from continuing operations	$450	$481
Income from discontinued operations	—	26

Net income attributable to JCI	$450	$507

Diluted earnings per share from continuing operations	$0.69	$0.72
Diluted earnings per share from discontinued operations	—	0.04
Diluted earnings per share	$0.69	$0.76

Diluted weighted average shares	652.8	668.0
Shares outstanding at period end	648.2	657.3

January 28, 2016 Page 8 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (in millions; unaudited)

	December 31, 2015	September 30, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$414	$597	$168
Accounts receivable - net	5,745	5,751	5,360
Inventories	2,769	2,377	2,439
Assets held for sale	—	55	2,112
Other current assets	1,993	1,689	1,783
Current assets	10,921	10,469	11,862

Property, plant and equipment - net	6,256	5,870	6,114
Goodwill	6,918	6,824	7,010
Other intangible assets - net	1,583	1,516	1,600
Investments in partially-owned affiliates	2,607	2,143	1,117
Noncurrent assets held for sale	—	—	684
Other noncurrent assets	2,734	2,773	3,219
Total assets	$31,019	$29,595	$31,606

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$1,853	$865	$1,214
Accounts payable and accrued expenses	5,932	6,264	5,448
Liabilities held for sale	—	42	1,706
Other current liabilities	3,516	3,275	2,945
Current liabilities	11,301	10,446	11,313

Long-term debt	5,301	5,745	6,322
Other noncurrent liabilities	2,764	2,653	2,676
Redeemable noncontrolling interests	216	212	209
Shareholders' equity attributable to JCI	10,506	10,376	10,823
Noncontrolling interests	931	163	263
Total liabilities and equity	$31,019	$29,595	$31,606

January 28, 2016 Page 9 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Three Months Ended December 31,
	2015	2014
Operating Activities
Net income attributable to JCI	$450	$507
Income from continuing operations attributable to noncontrolling interests	40	36
Income from discontinued operations attributable to noncontrolling interests	—	3

Net income	490	546

Adjustments to reconcile net income to cash used by operating activities:
Depreciation and amortization	226	224
Pension and postretirement benefit income	(17)	(14)
Pension and postretirement contributions	(19)	(24)
Equity in earnings of partially-owned affiliates, net of dividends received	(110)	(92)
Deferred income taxes	(14)	96
Other - net	29	16
Changes in assets and liabilities, excluding acquisitions and divestitures:
Receivables	199	410
Inventories	(70)	(20)
Restructuring reserves	(74)	(77)
Accounts payable and accrued liabilities	(394)	(702)
Other assets and liabilities	(259)	(523)
Cash used by operating activities	(13)	(160)

Investing Activities
Capital expenditures	(282)	(262)
Sale of property, plant and equipment	9	14
Acquisition of businesses, net of cash acquired	(133)	(13)
Business divestitures	18	—
Other - net	4	7
Cash used by investing activities	(384)	(254)

Financing Activities
Increase in short and long-term debt - net	514	889
Stock repurchases	—	(600)
Payment of cash dividends	(168)	(146)
Proceeds from the exercise of stock options	16	105
Dividends paid to noncontrolling interests	(154)	(11)
Other - net	6	(8)
Cash provided by financing activities	214	229
Effect of exchange rate changes on cash and cash equivalents	—	(57)
Cash held for sale	—	1
Decrease in cash and cash equivalents	$(183)	$(241)

January 28, 2016

FOOTNOTES
1. Business Unit Summary

In the second quarter of fiscal 2015, the Company began reporting its Global Workplace Solutions (GWS) business as a discontinued operation, which required retrospective application to previously reported financial information. As a result, the segment income amounts shown below are for continuing operations and exclude the GWS business segment income of $42 million for the fiscal 2015 first quarter.

	Three Months Ended December 31,
(in millions)	2015		2014 (Revised)%

	(unaudited)
Net Sales
Building Efficiency	$2,956		$2,497		18%
Automotive Experience	4,233		5,283		-20%
Power Solutions	1,740		1,844		-6%
Net Sales	$8,929		$9,624

Segment Income (1)
Building Efficiency	$167		$157		6%
Automotive Experience	178		234		-24%
Power Solutions	342		315		9%
Segment Income	$687	(2)	$706	(2)

Net financing charges	(68)		(71)
Income from continuing operations before income taxes	$619		$635

Net Sales
Products and systems	$8,053		$8,723		-8%
Services	876		901		-3%
	$8,929		$9,624

Cost of Sales
Products and systems	$6,697		$7,406		-10%
Services	599		609		-2%
	$7,296		$8,015

(1) Management evaluates the performance of the business units based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests, excluding net financing charges, significant restructuring and impairment costs, and the net mark to market adjustments related to pension and postretirement plans.

Building Efficiency - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.

Automotive Experience - Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.

Power Solutions - Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.

(2) The first quarter reported segment income numbers include transaction/integration/separation costs. The pre-tax impacts are reported as follows:

	Building Efficiency		Automotive Experience		Power Solutions		Consolidated JCI

	2015	2014 (Revised)	2015	2014 (Revised)	2015	2014 (Revised)	2015	2014 (Revised)
Segment income, as reported	$167	$157	$178	$234	$342	$315	$687	$706

Non-recurring/unusual items:
Transaction/integration/separation costs	13	7	88	6	—	—	101	13

Segment income, excluding non-recurring/unusual items	$180	$164	$266	$240	$342	$315	$788	$719

2. Earnings Per Share Reconciliation

A reconciliation of earnings per share, as reported, to earnings per share, excluding transaction/integration/separation costs, for the respective periods is shown below:

	Net Income Attributable to JCI		Net Income Attributable to JCI from Continuing Operations
	Three Months Ended December 31,		Three Months Ended December 31,
	2015	2014 (Revised)	2015	2014 (Revised)

	(unaudited)		(unaudited)

Earnings per share, as reported	$0.69	$0.76	$0.69	$0.72

Non-recurring/unusual items, net of tax:
Transaction/integration/separation costs	0.13	0.03	0.13	0.02

Earnings per share, excluding non-recurring/unusual items	$0.82	$0.79	$0.82	$0.74

January 28, 2016

3. Acquisitions and Divestitures

On January 25, 2016, the Company and Tyco International plc announced that they have entered into a definitive merger agreement under which the Company will combine with Tyco, a global fire and security provider.  The transaction is expected to be completed by the end of the fiscal year 2016 and is subject to customary closing conditions, including regulatory approvals and approval by the shareholders of the Company and Tyco.

On October 1, 2015, the Company formed a joint venture with Hitachi to expand its Building Efficiency product offerings. The Company acquired a 60 percent ownership stake in the new entity for approximately $133 million ($563 million purchase price less cash acquired of $430 million).

On September 1, 2015, the Company completed the sale of its Global Workplace Solutions (GWS) business to CBRE Group, Inc. In the second quarter of fiscal 2015, the GWS business met the criteria to be classified as a discontinued operation and the condensed consolidated statements of income have been revised for all periods presented. The GWS business is included within assets held for sale and liabilities held for sale in the accompanying condensed consolidated statement of financial position as of December 31, 2014.

On July 2, 2015, the Company completed its global automotive interiors join venture with Yanfeng Automotive Trim Systems. The Company holds a 30 percent equity interest in the joint venture. The majority of the Automotive Interiors business is included within assets held for sale and liabilities held for sale in the accompanying condensed consolidated statement of financial position as of December 31, 2014.

4. Income Taxes

The Company's effective tax rate from continuing operations before consideration of transaction/integration/separation costs for the first quarter ending December 31, 2015 and 2014 is approximately 19 percent.

During the quarter ended December 31, 2015, the Company early adopted Accounting Standards Update (ASU) No. 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes." ASU No. 2015-17 requires that deferred tax liabilities and assets be classified as noncurrent in the consolidated statements of financial position. The change has been reported through retrospective application of ASU No. 2015-17 to all periods presented.

5. Earnings Per Share

The following table reconciles the numerators and denominators used to calculate basic and diluted earnings per share (in millions):

	Three Months Ended
	December 31,
	2015	2014 (Revised)

	(unaudited)
Income Available to Common Shareholders

Income from continuing operations	$450	$481
Income from discontinued operations	—	26
Basic and diluted income available to common shareholders	$450	$507

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	647.7	661.4
Effect of dilutive securities:
Stock options, unvested restricted stock
and unvested performance share awards	5.1	6.6
Diluted weighted average shares outstanding	652.8	668.0